                             WORLDPAGES.COM, INC.
                        6801 GAYLORD PARKWAY, SUITE 300
                             DALLAS, TEXAS  75034


                                                                  April 26, 2001


Richard O'Neal
2400 Lakeview Drive
Amarillo, Texas 79109


Dear Mr. O'Neal:

     Reference is made to the Employment Agreement dated as of February 18, 1998 (the "Employment Agreement"), between you and Great Western Directories, Inc., a Texas corporation ("Great Western"). Great Western is a wholly-owned subsidiary of WorldPages.com, Inc. (the "Company"). This letter agreement supersedes the Employment Agreement and the Employment Agreement shall terminate and be of no further force and effect as of the date hereof. Accordingly, we are pleased to provide the terms for your continued service as Chairman of the Board of Directors (the "Board"), on the terms set forth below. This letter agreement will become effective on the date hereof (the "Effective Date").

POSITION:                   You will remain as Chairman of the Board and the
                            Company will use its best efforts to cause you to be re-elected as a director at any meeting of the shareholders during the Term of this Agreement. You shall devote such time, attention, and energy to the business of the Company as are reasonably necessary for you to perform your duties as Chairman of the Board. In no event shall you take any action inconsistent with your relationship and responsibilities as a Company director, or which is intended, or may be reasonably expected, to harm the reputation, business, prospects, or operations of the Company. As of the Effective Date, you shall resign from all positions with the Company other than Chairman of the Board and a member of the Board, including your position as Chief
                            Executive Officer of the Company.

TERM:                       Effective Date through February 18, 2002 (the
                            "Term").

COMPENSATION:               $80,000 per year, payable in equal bi-weekly
                            installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to other directors of the Company for any director benefit plans.

BENEFITS:                   You shall receive the benefits that are awarded
                            under the Company's benefit plans during the Term.

COMPLIANCE WITH COMPANY     Reference is made to the Amended and Restated Loan
AGREEMENTS                  Agreement, dated March 30, 2000, among the Company
                            and the financial institutions whose names appear as lenders on the signature pages thereof
                            (the "Bank Agreement"). Reference is also made to certain 5% Convertible Debentures due
                            February 23, 2006 issued by the Company (the
                            "Debentures" and together with the Bank
                            Agreement, the "Company Agreements"). In order not to trigger (i) a "Change of Control", as such term is defined in the Bank Agreement, (ii) a "Change in Control Transaction", as such term is defined in the Debentures or (iii) any other default under applicable provisions of the Company Agreements, you hereby agree that during the Term you shall not (A) resign from the Board or (B) sell more than 30% of the capital stock of the Company that you hold as the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, as of the closing dates of the Company Agreements. Your agreements under this paragraph shall be terminated automatically to the extent that (i) a "Change of Control", as such term is defined in the Bank Agreement, (ii) a "Change in Control
                            Transaction", as such term is defined in the Debentures and (iii) all other applicable provisions of the Company Agreements, are amended or terminated such that it would not result in a "Change of Control" or "Change in Control Transaction", as the case may be, or default under the Company Agreements if you resign as Chairman of the Board or sell shares of the capital stock of the Company.

CONFIDENTIAL INFORMATION,   You recognize and acknowledge that you have had and
NON-COMPETITION AND NON-    will continue to have access to certain
SOLICITATION:               confidential information and trade secrets of the
                            Company ("Confidential Information"). Such
                            Confidential Information includes, but is not limited to: customer names; contracts; products purchased by customers; production capabilities and processes; customer account and credit data;
                            referral sources; computer programs and
                            software; information relating to confidential or secret designs, processes, formulae, plans, devices, or materials of the Company; business and marketing plans, confidential information and trade secrets relating to the distribution and marketing of the Company's products and services; patents pending; confidential characteristics of the
                            Company's products and services; customer comments; troubleshooting requirements; product and service development; market development;
                            manuals written by the Company; management, accounting, and reporting systems, procedures, and programs; contracts, leases, marketing agreements, sales, executive compensation information, plans, and programs; marketing and financial analysis, plans, research, programs, and related information and data; forms, agreements, and legal documents; regulatory and supervisory reports; correspondence; statements;
                            corporate books and records; and other similar information.

                            You acknowledge and agree that this Confidential Information constitutes valuable, special, and unique property of the Company.

                            You will not, at any time during or after the Term or your affiliation with Company, disclose any Confidential Information to any person, firm, partnership, association, company, corporation or other entity (collectively, a "Person") for any reason or purpose.

                            The foregoing restrictions shall not apply to
                            (a) any information in your possession before its disclosure to you by the Company; or (b) information that is or shall lawfully be published or become part of the public domain through no act or omission on your part. The Confidential Information disclosed to you under this letter agreement is not within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in your possession, or merely because portions thereof are in the public domain or in your possession.

                            You hereby further agree that during the Term, you will not, for yourself, or on behalf of any other Person, engage in the sale or marketing of yellow page publishing services or telecommunication services in any city in which the Company provides such services during the Term; provided, however, that the foregoing restrictions shall not apply to the provision of Internet infrastructure services (including, without limitation, online directories, content, e-commerce, advertising and web site production).

                            You hereby further agree that during the Term and for a period of one (1) year thereafter, you will not, for yourself, or on behalf of any other Person, directly or indirectly induce or attempt to influence any executive, officer, director, consultant, agent, vendor, customer or other Person related to the Company to terminate his, her or its employment or association in any manner whatsoever with the Company; provided, however, that the foregoing restrictions shall not apply to any such Person who terminates his, her or its association with the Company on his, her or its own initiative without any direct or indirect solicitation by or encouragement from you.

                            You understand and hereby acknowledge that, due to the unique nature of the products and services provided by the Company and the need for sales personnel to have a relatively high degree of technical knowledge concerning these products and services, your association with the Company will give you distinct and substantial advantages for potential sales and management activities concerning such products and services. You further understand and hereby acknowledge that because of the definition of products and services covered by this letter agreement, the highly specialized nature of those products and services, the limited size and number of business entities in the business of developing and/or selling those products and services, and the much more numerous opportunities for you to work in your trade with respect to products and services not covered by this letter agreement, the limitations as to time and geographic area contained in the two immediately preceding paragraphs hereof are reasonable and are not unduly onerous on you. You therefore hereby agree that the limitations as to time, geographic area, and scope of activity contained in the two immediately preceding paragraphs hereof do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill, and other business interests of the Company. You also hereby agree that in light of the facts acknowledged above, the substantial investment of the Company in acquiring and developing its business and providing special training to you, and the certain and substantial harm that the Company would suffer if you were to engage in any of the activities described in the two immediately preceding paragraphs hereof, the Company's need for the protection afforded by the two immediately preceding paragraphs hereof is greater than any hardship you might experience by complying with their terms. You also hereby agree that, if any provision of the covenants set forth in the two immediately preceding paragraphs hereof is found to be invalid in part or whole, the Company may elect, but shall not be required, to have such provision reformed, whether as to time, geographic area, scope of activity, or otherwise, as and to the extent required for its validity under applicable law, and, as so reformed, such provisions shall be enforceable.

                            You hereby acknowledge that a violation or attempted violation on your part of any provision under the headings "Compliance with Company Agreements" and "Confidential Information, Non-Competition and
                            Non-Solicitation" hereof will cause irreparable damage to the Company. Accordingly, in the event of your breach or threatened breach of any of the provisions under the heading "Confidential Information, Non-Competition and Non-Solicitation" hereof, you hereby agree that the Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by you or your agents, without showing any evidence of actual monetary loss resulting from such breach, including, but not limited to, restraining you from using or disclosing, in whole or in part, such Confidential Information or trade secrets; rendering any services to any Person to whom any of such information may have been disclosed or is threatened to be disclosed; and/or violating the non-competition or non-solicitation provisions. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages and attorneys' fees from you.

TERMINATION:                This letter agreement shall terminate on the
                            occurrence of the earliest of: (i) the end of the Term, (ii) your death or disability, (iii) a Change of Control Event (as defined below), or
                            (iv) Termination for Cause (as defined below).
                            You will be entitled to that part of the compensation and benefits described herein through the day of termination of this letter agreement. Termination of this letter agreement shall not relieve you of any continuing obligations which by the terms hereof expressly survive such termination including, without limitation, the confidentiality and non-solicitation restrictions under the heading
                            "Confidential Information, Non-Competition and
                            Non-Solicitation" hereof and the return of property restrictions under the heading "Return of Property" hereof. For purposes of this paragraph, a "Change of Control Event" shall mean the occurrence of any of the following: i) a merger, consolidation, reorganization, sale of stock or other transaction involving the Company or its stockholders (whether as a single transaction or a series of related transactions, a "Transaction") in which the holders of a majority of the outstanding shares of the Company's capital stock immediately prior to such

                            Transaction, will not be the holders of a majority of the outstanding shares of the Company's capital stock, or of the entity or entities surviving the Company, immediately after such Transaction, or (ii) a sale of all, or substantially all, of the Company's assets. For purposes of this paragraph, "Termination for Cause" shall mean the occurrence of any of the following (i) your violation in any material respect of any provision of this letter agreement, (ii) your commission of acts of fraud or dishonesty against the Company, (iii) your conviction of a crime other than a routine traffic violation or (iv) your violation of any Company policies as outlined in any Company policy handbook. The Company shall deliver a letter to you specifying the basis for a Termination for Cause.

RETURN OF PROPERTY:         All data, drawings, documents, contracts,
                            computerized data, information printouts, and tapes, tape recordings, documents, data, accounting records, personnel files, computer terminals, equipment, and other records and written material prepared or compiled by you or furnished to you during your association with the Company shall be the sole and exclusive property of the Company, and none of such data, drawings or other records and written material, or copies thereof, shall be retained by you upon termination of this letter agreement. This
                            Company property shall not be removed from Company premises without the Company's prior written consent.

                            Upon termination of this letter agreement or whenever requested by the Company, you immediately shall deliver to the Company all of the Company property or any of the Company's documents in your possession or under your control, including, but not limited to, all documents or data, Confidential Information, accounting records, computer terminals, data, discs, printouts and tapes and accounting machines provided by the Company. No copies of any such data shall be retained by you.

NOTICES: Any notice required or permitted to be given under this letter agreement shall be in writing and addressed to you at 2400 Lakeview Drive, Amarillo, Texas 79109, and to the Company, at 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034, Attention: Michael A. Pruss, or to such other address as either party shall designate by written notice to the other. Notices may be sent by messenger or by registered or certified mail, postage prepaid, addressed to the party or parties to be notified, with return receipt requested. Notices sent by messenger shall be deemed received upon their actual receipt of the party to whom they are directed. Notices sent by registered or certified mail shall be deemed received on the third day following their deposit with the United States Postal Service.

MISCELLANEOUS:              The rights and obligations of the Company under
                            this letter agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This letter agreement shall be binding upon you and your agents, heirs, executors, administrators and legal representatives. Your rights and obligations hereunder shall not be assignable by you.

                            This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the choice of law provisions thereof.

                            This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

                            This letter agreement contains the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and there are no other warranties, representations, covenants or agreements among the Company and you in connection with the subject matter hereof.

                            The waiver by the Company of a breach of any provision of this letter agreement by you shall not operate or be construed as a waiver by the Company of any subsequent breach by you.

                            If a court of competent jurisdiction shall adjudge to be invalid any clause, sentence, subparagraph, paragraph or section of this letter agreement, such judgment or decree shall not affect, impair, invalidate, or nullify the remainder of this letter agreement, but the effect thereof shall be confined to the clause, sentence, subparagraph, paragraph, or section so adjudged to be invalid.

     Please indicate your acceptance of the terms of this letter agreement by your signature below. Once signed by both parties, this letter agreement shall be binding on both parties.

                                       Sincerely,


                                       WorldPages.com, Inc.


                                       By:  /s/ Michael A. Pruss
                                            --------------------
                                            Name:  Michael A. Pruss
                                            Title: Vice President and Chief
                                                   Financial Officer

Accepted and Agreed to
as of the date set forth above:

/s/ Richard O'Neal
------------------
Richard O'Neal